JPMorgan Chase & Co. 270 Park Avenue, New York, NY 10017-2070 NYSE symbol: JPM www.jpmorganchase.com

News release: IMMEDIATE RELEASE
JPMORGAN CHASE REPORTS SECOND-QUARTER 2015 NET INCOME OF
$6.3 BILLION, OR $1.54 PER SHARE, ON REVENUE1 OF $24.5 BILLION
14% RETURN ON TANGIBLE COMMON EQUITY1

ROTCE[1] 14%	Common equity Tier 1[1,2] 11.0%	Overhead ratio[1] 59%	Net payout LTM[3,4] 52%

STRONG PERFORMANCE IN THE SECOND-QUARTER5

Firmwide Balance Sheet	■	Period-end balance sheet down $123 billion YTD
	■	Loans-to-deposits ratio of 61%, up 5% QoQ
	■	Core loans[6] up 12% YoY and 5% QoQ

CCB	■	Consumer & Business Banking average deposits up 9%; record client investment assets, up 8%
ROE of 19%	■	Over 21 million active mobile customers, up 22%
OH of 56%	■	Credit card sales volume[7] up 7% and Merchant processing volume up 12%

CIB	■	Maintained #1 ranking for Global Investment Banking fees with 8.2% wallet share for 2Q15
ROE of 14%	■	#1 wallet share in North America and EMEA and #2 in Asia in 2Q15
OH of 59%

CB	■	Average loan balances up 11% YoY, and 4% QoQ
ROE of 14%	■	Gross investment banking revenue with Commercial Banking clients up 22%
OH of 40%

AM	■	Twenty-fifth consecutive quarter of positive net long-term flows to assets under management
ROE of 19%	■	Record average loan balances, up 9%
OH of 76%	■	Record assets under management, up 4%

Jamie Dimon, Chairman and CEO, commented on the financial results:

“Our Company had strong results this quarter, and each of our businesses performed well, with broad and consistent underlying growth. This quarter was another example of the power of our platform and risk discipline, and of being there for our clients – as we always are – in good times and in volatile markets.”

Dimon added:

“We are focused on executing on our commitments and we’ve made good progress this quarter, including meeting regulatory requirements, reducing non-operating deposits, and adding to our capital. We are also on target to deliver on our expense commitments. We continue to add value to our customers, clients and communities, and, as always, we operate with fortress principles."

FORTRESS PRINCIPLES

■	Tangible book value per share[1,8] of $46.13, up 7% YoY

■	Basel III common equity Tier 1[1,2] of $169 billion; ratio of 11.0%[2]

■	Compliant with U.S. LCR[9] – HQLA[10] of $532 billion

■	Firm SLR[1] of 6.0% and Bank SLR[1] of 6.1%
OPERATING LEVERAGE

■	Adjusted expense[1] of $14.2 billion and adjusted overhead ratio[1] of 58%
CAPITAL RETURN

■	Approximately $2.6 billion returned to shareholders[4] in the second quarter

■	$1.0 billion of net repurchases and record common dividend of $0.44 per share

SUPPORTED CONSUMERS, BUSINESSES & COMMUNITIES

■	$1 trillion of credit and capital[11] raised in the first six months of 2015

■	$115 billion of credit for consumers

■	$11 billion of credit for U.S. small businesses

■	$314 billion of credit for corporations

■	$556 billion of capital raised for clients

■	$35 billion of credit and capital raised for nonprofit and government entities, including states, municipalities, hospitals and universities

■	Hired over 9,100 U.S. veterans and service members since 2011

Investor Contact: Sarah Youngwood (212) 270-7325 [1]For notes on non-GAAP financial measures, including managed basis reporting, see page 5. For additional notes see page 6.	Media Contact: Joe Evangelisti (212) 270-7438

JPMorgan Chase & Co.
News Release

In the discussion below of JPMorgan Chase as a Firm and of its business segments, information is presented on a managed basis. For more information about managed basis, as well as other non-GAAP financial measures used by management to evaluate the performance of each line of business, see page 5. Percentage comparisons noted in the sections below are calculated for the second quarter of 2015 versus the prior-year second quarter, unless otherwise specified.

JPMORGAN CHASE (JPM)[8]

Results for JPM				1Q15		2Q14
($ millions, except per share data)	2Q15	1Q15	2Q14	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net revenue	$24,531	$24,820	$25,337	$(289)	(1)%	$(806)	(3)%
Noninterest expense	14,500	14,883	15,431	(383)	(3)	(931)	(6)
Provision for credit losses	935	959	692	(24)	(3)	243	35
Net income	$6,290	$5,914	$5,980	$376	6%	$310	5%
Earnings per share	1.54	1.45	1.46	0.09	6	0.08	5
Return on tangible common equity	14%	14%	14%
Net revenue on a U.S. GAAP basis totaled $23.8 billion, $24.1 billion, and $24.7 billion for the second quarter of 2015, first quarter of 2015, and second quarter of 2014, respectively.

Discussion of Results:
Net income was $6.3 billion, up 5%.
Net revenue was $24.5 billion, down 3%, driven by lower Mortgage Banking revenue and lower CIB Markets revenue related to business simplification, partially offset by growth in Asset Management.
Noninterest expense was $14.5 billion, down 6%, driven by business simplification, lower legal expense and lower Mortgage Banking expense.
The provision for credit losses was $935 million, up 35%, despite lower net charge-offs, due to lower reserve releases compared with the prior year. In the current quarter, consumer reserve releases of $324 million were largely offset by an increase in reserves across the wholesale businesses of $252 million driven by select downgrades, including Oil & Gas.

CONSUMER & COMMUNITY BANKING (CCB)

Results for CCB				1Q15		2Q14
($ millions)	2Q15	1Q15	2Q14	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net revenue	$11,015	$10,704	$11,518	$311	3%	$(503)	(4)%
Noninterest expense	6,210	6,190	6,456	20	—	(246)	(4)
Provision for credit losses	702	930	852	(228)	(25)	(150)	(18)
Net income	$2,533	$2,219	$2,496	$314	14%	$37	1%
Discussion of Results:
Net income was $2.5 billion, an increase of 1%.
Net revenue was $11.0 billion, a decrease of 4%. Net interest income was $6.9 billion, down 2%, driven by spread compression, largely offset by higher deposit and loan balances. Noninterest revenue was $4.1 billion, down 8%, driven by lower Mortgage Banking revenue.
Noninterest expense was $6.2 billion, a decrease of 4% from the prior year, predominantly driven by lower Mortgage Banking expense. The provision for credit losses was $702 million, a decrease of 18%, reflecting lower net charge-offs.
Consumer & Business Banking net income was $831 million, a decrease of 8%.
Net revenue was $4.5 billion, down 3%, reflecting lower net interest income due to spread compression, largely offset by higher deposit balances. Noninterest revenue was $1.9 billion, up 2% from the prior year, driven by higher debit card and investment revenue.
Noninterest expense was $3.1 billion, an increase of 1%, driven by higher legal expense, largely offset by branch efficiencies.

JPMorgan Chase & Co.
News Release

Mortgage Banking net income was $584 million, a decrease of 20%.
Net revenue was $1.8 billion, a decrease of 21%, driven by lower net servicing revenue and lower repurchase benefit. Net revenue increased 5% from the prior quarter, driven by higher MSR revenue.
Noninterest expense was $1.1 billion, a decrease of 15%, due to mortgage efficiencies.
The provision for credit losses was a benefit of $219 million, compared with a benefit of $188 million in the prior year, reflecting lower net charge-offs.
Card, Commerce Solutions & Auto12 net income was $1.1 billion, an increase of 30%.
Net revenue was $4.7 billion, an increase of 3%. Net interest income was $3.3 billion, an increase of 1%, driven by higher average loan balances and lower revenue reversals largely offset by spread compression. Noninterest revenue was $1.4 billion, up 5%, on higher Auto lease income and net interchange income.
Noninterest expense was $2.0 billion, down 4%, driven by lower legal expense.
The provision for credit losses was $853 million, a decrease of 12%, reflecting lower net charge-offs.

CORPORATE & INVESTMENT BANK (CIB)[8]

Results for CIB				1Q15		2Q14
($ millions)	2Q15	1Q15	2Q14	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net revenue	$8,723	$9,582	$9,265	$(859)	(9)%	$(542)	(6)%
Noninterest expense	5,137	5,657	6,058	(520)	(9)	(921)	(15)
Provision for credit losses	50	(31)	(84)	81	NM	134	NM
Net income	$2,341	$2,537	$2,131	$(196)	(8)%	$210	10%
Discussion of Results:
Net income was $2.3 billion, up 10%.
Net revenue was $8.7 billion, a decrease of 6%. Banking revenue13 was $2.9 billion, down 3%, reflecting lower Lending revenue due to losses on securities received from restructurings. Investment banking revenue was up 4% on higher advisory fees and higher debt underwriting fees, partially offset by lower equity underwriting fees compared to a strong quarter for equity underwriting in the prior year. Treasury Services revenue14 was $901 million, down 2%, driven by lower net interest income largely offset by noninterest revenue.
Markets & Investor Services revenue13 was $5.8 billion, down 7%. Excluding the revenue decline related to business simplification and the Markit IPO gain in the second quarter of 2014, Total Markets revenue would have been down 1%1, and Fixed Income Markets revenue would have been down 10%1. This was driven by continued weakness in Credit and Securitized Products, as well as lower revenue in Currencies & Emerging Markets, partially offset by strength in Rates. Equity Markets revenue was up 27% driven by strong performance across derivatives and cash.
Noninterest expense was $5.1 billion, down 15%, driven by business simplification, lower legal expense and lower compensation expense.
The provision for credit losses was $50 million, up $134 million from the prior year, reflecting higher reserves, driven by Oil & Gas.

JPMorgan Chase & Co.
News Release

COMMERCIAL BANKING (CB)

Results for CB				1Q15		2Q14
($ millions)	2Q15	1Q15	2Q14	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net revenue	$1,739	$1,742	$1,731	$(3)	—%	$8	—%
Noninterest expense	703	709	675	(6)	(1)	28	4
Provision for credit losses	182	61	(67)	121	198	249	NM
Net income	$525	$598	$677	$(73)	(12)%	$(152)	(22)%
Discussion of Results:
Net income was $525 million, a decrease of 22%, driven by a higher provision for credit losses.
Net revenue was $1.7 billion, flat compared with the prior year. Net interest income was $1.1 billion, down 2%, reflecting spread compression, largely offset by higher lending balances. Noninterest revenue was $609 million, up 6% compared with the prior year driven by higher investment banking revenue; and down 4% compared to the prior quarter, driven by lower investment banking revenue compared with record first quarter 2015 results.
Noninterest expense was $703 million, up 4%, driven by higher investment in controls, and was largely flat from the prior quarter.
The provision for credit losses was $182 million, $249 million higher than the prior year, driven by higher reserves due to select downgrades.

ASSET MANAGEMENT (AM)

Results for AM				1Q15		2Q14
($ millions)	2Q15	1Q15	2Q14	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net revenue	$3,175	$3,005	$2,982	$170	6%	$193	6%
Noninterest expense	2,406	2,175	2,062	231	11	344	17
Provision for credit losses	—	4	1	(4)	(100)	(1)	(100)
Net income	$451	$502	$569	$(51)	(10)%	$(118)	(21)%
Discussion of Results:
Net income was $451 million, a decrease of 21%, reflecting higher noninterest expense due to higher legal expense and the impact of a loss from a held-for-sale asset, largely offset by higher revenue.
Net revenue was $3.2 billion, an increase of 6%. Net interest income was $631 million, up 5%, driven by higher loan and deposit balances. Noninterest revenue was $2.5 billion, up 7%, on higher market levels and net client inflows into assets under management.
Assets under management were $1.8 trillion, an increase of 4% from the prior year, due to net inflows to long-term products and liquidity products.

CORPORATE[15]

Results for Corporate				1Q15		2Q14
($ millions)	2Q15	1Q15	2Q14	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net revenue	$(121)	$(213)	$(159)	$92	43%	$38	24%
Noninterest expense	44	152	180	(108)	(71)%	(136)	(76)
Provision for credit losses	1	(5)	(10)	6	NM	11	NM
Net income	$440	$58	$107	$382	NM	$333	311%
Discussion of Results:
Net income was $440 million, compared with net income of $107 million in the prior year. The current quarter reflected a higher benefit from discrete tax items and lower legal expense. Net revenue was a loss of $121 million, compared with a loss of $159 million in the prior year. Noninterest expense was $44 million, a decrease of $136 million from the prior year, driven by lower legal expense.

JPMorgan Chase & Co.
News Release

1. Notes on non-GAAP financial measures:

a)
In addition to analyzing the Firm's results on a reported basis, management reviews the Firm's results, including the overhead ratio, and the results of the lines of business, on a “managed” basis, which is a non-GAAP financial measure. The Firm's definition of managed basis starts with the reported U.S. GAAP results and includes certain reclassifications to present total net revenue for the Firm (and each of the business segments) on a fully taxable-equivalent (“FTE”) basis. Accordingly, revenue from investments that receive tax credits and tax-exempt securities is presented in the managed results on a basis comparable to taxable investments and securities. This non-GAAP financial measure allows management to assess the comparability of revenue arising from both taxable and tax-exempt sources. The corresponding income tax impact related to tax-exempt items is recorded within income tax expense. These adjustments have no impact on consolidated net income as reported by the Firm as a whole or by the lines of business.

b)
Tangible common equity (“TCE”), return on tangible common equity (“ROTCE”) and tangible book value per share (“TBVPS”) are each non-GAAP financial measures. TCE represents the Firm’s common stockholders’ equity (i.e., total stockholders’ equity less preferred stock) less goodwill and identifiable intangible assets (other than MSRs), net of related deferred tax liabilities. ROTCE measures the Firm’s earnings as a percentage of average TCE. TBVPS represents the Firm's TCE at period-end divided by common shares at period-end. TCE, ROTCE and TBVPS are meaningful to the Firm, as well as investors and analysts, in assessing the Firm’s use of equity.

c)
Adjusted expense and adjusted overhead ratio are each non-GAAP financial measures, and exclude Firmwide legal expense ($291 million in the second quarter of 2015). Management believes this information helps investors understand the effect of these items on reported results and provides an alternate presentation of the Firm’s performance.

d)
Estimated as of 2Q15. Common equity Tier 1 (“CET1”) capital, the CET1 ratio and the supplementary leverage ratio (“SLR”) under the Basel III Advanced Fully Phased-In rules, are each non-GAAP financial measures. These measures are used by management, bank regulators, investors and analysts to assess and monitor the Firm’s capital position. For further discussion of these measures, see Regulatory capital on pages 146–153 of JPMorgan Chase & Co.’s Annual Report on Form 10-K for the year ended December 31, 2014 and pages 55-61 of the Firm's Quarterly Report on Form 10-Q for the quarter ended March 31, 2015.

e)
The CIB provides the change in Total Markets and Fixed Income Markets revenue excluding the revenue related to business simplification and the Markit IPO gain in the second quarter of 2014, a non-GAAP financial measure, to provide a more meaningful assessment of the underlying performance of the business.

JPMorgan Chase & Co.
News Release

Additional notes:

2.	Represents estimated common equity Tier 1 (“CET1”) capital and ratio under the Basel III Advanced Fully Phased-In capital rules to which the Firm will be subject to as of January 1, 2019.

3.	Last twelve months (“LTM”).

4.	Net of employee issuance.

5.	Percentage comparisons noted in the bullet points are calculated for the second quarter of 2015 versus the prior-year second quarter, unless otherwise specified.

6.	Core loans include loans considered central to the Firm’s ongoing businesses; core loans exclude runoff portfolios, discontinued portfolios and portfolios the Firm has an intent to exit.

7.	Excludes Commercial Card.

8.
Effective January 1, 2015, the Firm adopted new accounting guidance for investments in affordable housing projects that qualify for the low-income housing tax credit. The guidance was required to be applied retrospectively and accordingly, certain prior period amounts have been revised to conform with the current period presentation. For further discussion, see page 2 of the Earnings Release Financial Supplement.

9.	Represents the estimated liquidity coverage ratio ("LCR") based on the U.S. LCR rules which became effective January 1, 2015.

10.	High quality liquid assets (“HQLA”) is the estimated amount of assets that qualify for inclusion in the U.S. LCR, which became effective January 1, 2015.

11.
The amount of credit provided to clients represents new and renewed credit, including loans and commitments. The amount of credit provided to small businesses reflects loans and increased lines of credit provided by Consumer & Business Banking; Card, Commerce Solutions & Auto; and Commercial Banking. The amount of credit provided to nonprofit and government entities, including states, municipalities, hospitals and universities, represents credit provided by the Corporate & Investment Bank and Commercial Banking.

12.	Chase Commerce Solutions, formerly known as Chase Merchant Services, includes the Chase Paymentech, ChaseNet and Chase Offers businesses.

13.
Effective in the second quarter of 2015, Investment banking revenue (formerly Investment banking fees) incorporates all revenue associated with investment banking activities, and is reported net of investment banking revenue shared with other lines of business; previously such shared revenue had been reported in Fixed Income Markets and Equity Markets. Prior periods have been revised to conform with the current period presentation.

14.	Effective in the second quarter of 2015, Trade Finance revenue was transferred from Treasury Services to Lending. Prior periods have been revised to conform with the current period presentation.

15.
Effective with the first quarter of 2015, the Firm began including the results of Private Equity in the Other Corporate line within the Corporate segment. Prior period amounts have been revised to conform with the current period presentation. The Corporate segment’s balance sheets and results of operations were not impacted by this reporting change.

JPMorgan Chase & Co.
News Release

JPMorgan Chase & Co. (NYSE: JPM) is a leading global financial services firm with assets of $2.4 trillion and operations worldwide. The Firm is a leader in investment banking, financial services for consumers and small businesses, commercial banking, financial transaction processing, and asset management. A component of the Dow Jones Industrial Average, JPMorgan Chase & Co. serves millions of consumers in the United States and many of the world's most prominent corporate, institutional and government clients under its J.P. Morgan and Chase brands. Information about JPMorgan Chase & Co. is available at www.jpmorganchase.com.

JPMorgan Chase & Co. will host a conference call today at 8:30 a.m. (Eastern) to present second quarter financial results. The general public can access the call by dialing (866) 541-2724 or (866) 786-8836 in the U.S. and Canada, or (706) 634-7246 for international participants. Please dial in 10 minutes prior to the start of the call. The live audio webcast and presentation slides will be available on the Firm's website, www.jpmorganchase.com, under Investor Relations, Investor Presentations.

A replay of the conference call will be available beginning at approximately noon on July 14, 2015, through midnight, July 28, 2015, by telephone at (855) 859-2056 or (800) 585-8367 (U.S. and Canada) or (404) 537-3406 (international); use Conference ID# 48902478. The replay will also be available via webcast on www.jpmorganchase.com under Investor Relations, Investor Presentations. Additional detailed financial, statistical and business-related information is included in a financial supplement. The earnings release and the financial supplement are available at www.jpmorganchase.com.

This earnings release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the current beliefs and expectations of JPMorgan Chase & Co.’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. Factors that could cause JPMorgan Chase & Co.’s actual results to differ materially from those described in the forward-looking statements can be found in JPMorgan Chase & Co.’s Annual Report on Form 10-K for the year ended December 31, 2014, and Quarterly Report on Form 10-Q for the quarter ended March 31, 2015 which have been filed with the Securities and Exchange Commission and are available on JPMorgan Chase & Co.’s website (http://investor.shareholder.com/jpmorganchase), and on the Securities and Exchange Commission’s website (www.sec.gov). JPMorgan Chase & Co. does not undertake to update the forward-looking statements to reflect the impact of circumstances or events that may arise after the date of the forward-looking statements.